EXHIBIT 10.9

MASSEY ENERGY COMPANY

Incentive Award Agreement

(Based on Cumulative Earnings Before Taxes)

THIS AGREEMENT dated as of November 12, 2006, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and [            ] (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 2006 Stock and Incentive Compensation Plan, as amended from time to time (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Incentive Award. Pursuant to the Plan, the Company, on November 12, 2006 (the “Grant Date”), awarded to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the opportunity to earn a cash payment based on the satisfaction of the performance criteria set forth in Paragraph 3 below (the “Incentive Award”).

2. Definitions.

(a) Earnout Period means the three year period from January 1, 2007 through December 31, 2009 (“Earnout Period”).

(b) Performance Period EBT means the Company’s cumulative earnings before taxes, for the three fiscal years of the Company ending December 31, 2007, December 31, 2008, and December 31, 2009 (the “Performance Period EBT”), all as confirmed by the Company’s Chief Financial Officer and the Chairman of the Compensation Committee (“Committee”); provided, however, that extraordinary, unusual or infrequently occurring events and transactions, may, in the sole discretion of the Committee, be excluded pursuant to the Plan in such determination.

3. Amount of Award. Subject to Paragraph 5 and except as provided in Paragraphs 4 and 6 below, Participant’s Incentive Award will be calculated under the amount and formula shown in column (b) below, based on satisfaction of the criteria set forth in column (a) below:

	(a) Performance Period EBT	(b) Participant’s Incentive Award
High Target	$ million	$[ ]
Middle Target	$ million	$[ ]
Low Target	$ million	$[ ]

If the Performance Period EBT falls between any target amounts, the amount of Participant’s Incentive Award is calculated proportionately between the two nearest target levels. No Incentive Award will be paid if the Performance Period EBT is less than the low target of $             million and no increase to the Incentive Award will be made for cumulative earnings before taxes above the high target of $             million.

Participant’s Incentive Award for the Earnout Period, to the extent earned, will be paid in cash on or about March 31, 2010.

4. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ or service of the Company or a Subsidiary within the Earnout Period, Participant or Participant’s estate will be entitled to receive a pro rata portion of Participant’s Incentive Award as calculated pursuant to Section 3, based on the portion of the Earnout Period elapsed prior to Participant’s death or becoming Permanently and Totally Disabled.

5. Forfeiture. Participant’s right to receive an Incentive Award is forfeited if Participant’s employment or service with the Company and its Subsidiaries terminates during the Earnout Period for any reason other than on account of Participant’s death or becoming Permanently and Totally Disabled or as set forth in Paragraph 6 below.

6. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive an Incentive Award shall be earned if Participant’s employment or service terminates within two years following a Change in Control that occurs during the Earnout Period.

7. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:

By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: Corporate Secretary	Attention: Corporate Secretary
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to Participant:

[Name]
[Address]
[Address]

8. Confidentiality. Participant agrees that this Agreement and the receipt of this Incentive Award are conditioned upon Participant not disclosing the terms of this Agreement or the receipt of the Incentive Award to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to end of the Earnout Period. If Participant discloses such information to any person other than those named in the prior sentence, except as may be required by law, Participant agrees that this Incentive Award will be forfeited.

9. No Right to Continued Employment or Service. This Agreement does not confer upon Participant any right to continue in the employ or service of the Company or a Subsidiary, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate such employment or service at any time.

10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof or as duly amended.

12. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

14. Taxes. Participant shall make arrangements acceptable to the Company for the satisfaction of income and employment tax withholding requirements attributable to the vesting or payment of this Award.

15. Employment and Service. In determining cessation of employment or service, transfers between the Company and/or any Subsidiary shall be disregarded, and changes in status between that of a Member, a Non-Employee Service Provider and a Non-Employee Director shall be disregarded.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
[Authorized Officer]

[Participant]

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